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                                                                     EXHIBIT 5.1
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             [BURKE, WARREN, MACKAY & SERRITELLA, P.C. LETTERHEAD]





                                October 29, 1998



NeoPharm, Inc.
100 Corporate North
Suite 250
Bannockburn, Illinois 60015

                  Re:      Registration Statement on Form S-8
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Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities & Exchange Commission on or about October 30, 1998 (the "Registration Statement") in connection with your registration under the Securities Act of 1933 of 1,500,000 shares of your common stock (the "Shares") under the Company's 1998 Equity Incentive Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant or purchase under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

         We hereby consent to the use of this Opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Burke, Warren, MacKay & Serritella, P.C.

                                    BURKE, WARREN, MacKAY & SERRITELLA, P.C.